Exhibit 10.1

April 29, 2005

Raymond Parker
1250 Upper Happy Valley Rd
Lafayette, CA 94549

Dear Raymond:

I am pleased to offer you a position with Heritage Bank of Commerce (the "Company"), as Executive Vice President/Business Division, commencing on June 1, 2005, or sooner. If you decide to join us, you will be an exempt employee and will receive a semi-monthly salary of $9,375 (equivalent to $225,000 annually), which will be paid in accordance with the Company's normal payroll procedures. In addition to your salary, you will be eligible for the 2005 Bonus Program at the Executive Vice President level with a target bonus percentage of 60% of salary and you will also receive a signing bonus of $65,000 payable upon hiring, less applicable taxes.

In addition to your salary, you will also receive a monthly car allowance of $700.00. You will be reimbursed for normal business expenses as well as your Country Club monthly dues. The Company maintains a Supplemental Executive Retirement Plan ("SERP") for its executive officers. Subject to the terms and conditions set forth in the official plan documents, you will be eligible to receive an annual benefit of up to $70,000 payable monthly commencing one month after your sixty-second birthday. You are also eligible to receive such employee benefits as are consistent with your position at the Company.

The Company offers a comprehensive benefit program that is more fully described in the Employee Handbook. Benefits include:

  25 days of paid vacation (based on the Executive Vice President position), 10 of which must be taken consecutively.
  Medical, Dental and Vision insurance, effective the first day of the first full calendar month of employment.
  Group life insurance, effective the first day of the first full calendar month of employment.
  Short and long-term disability insurance.
  An Employee Stock Ownership Plan (ESOP).
  Company sponsored 401(k) Plan.

The Board of Directors has adopted a stock option plan, the 2004 Tandem Stock Option Plan as amended and restated, which has received regulatory and shareholder approval. Subject to all appropriate Board/Board Committee approvals for a grant to you, under the Plan, you will be granted options to purchase 25,000 shares of Heritage Commerce Corp common stock upon hire. The price of subject options will be set at the fair market value of the Company's stock on the date of grant. Such options shall be in accordance with the Plan, which includes a vesting period of four years from the date of the grant.

As a condition of your employment, you agree to comply with all applicable rules, policies and procedures of the Company and any of its subsidiaries. You further agree to perform any duties that may be assigned to you from time-to-time in connection with the business activities of the Company and/or any of its offices.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have similar rights and may terminate its employment relationship with you at any time, with or without cause.

For purposes of federal law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. As a condition of your employment, you will be required to sign and abide by the company's employee confidentiality agreement.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company or the termination of that relationship for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, or sex, age, race, national origin, disability or other discrimination or harassment), you and the Company agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara.

You and the Company waive your respective rights to have any such disputes or claims tried by a judge or jury. This arbitration provision will not apply to any claims for injunctive relief by you or the Company.

This offer is contingent upon the Company's satisfactory review of your background and credit history. A Notification and Release form and Heritage Employment Application is enclosed for your completion. Please return both forms to Heritage as soon as possible in the enclosed return envelope. If you have any questions regarding this process, please contact Janice Mizota in the Human Resources Department at (408) 792-4042.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it in the enclosed envelope. This offer expires within 3 days of the date of this letter. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an authorized Officer of the Company and by you.

We look forward to you becoming a member of the Heritage Team.

Sincerely,
Heritage Bank of Commerce	Agreed to and Accepted
_________________________	_________________________
Walter Kaczmarek	Raymond Parker
President & CEO
_________________________ Date	____________________________ Date